Exhibit 4.38

Execution Version

MEMORANDUM OF AGREEMENT

between

Gold Fields Limited

and

GFL Mining Services Limited

and

Mvelaphanda Resources Limited

and

GFI Mining South Africa (Proprietary) Limited

and

Mvelaphanda Gold (Proprietary) Limited

1.	Definitions and interpretation

1.1	In this Agreement, the following words shall, unless otherwise stated or inconsistent with the context in which they appear, bear the following meanings:

1.1.1	“Agreement” means the agreement recorded herein;

1.1.2	“Amendment Agreement” means the Amendment Agreement referred to in 2.2.4;

1.1.3	“Ceiling Number” means the maximum number of GFL shares to which Mvela Gold would have been entitled to being 55 000 000 (fifty five million) GFL shares;

1.1.4	“DCF valuation methodology” means discounted cash flow valuation methodology;

1.1.5	“Essakane Transaction” means the sale by an affiliate of GFL to Orezone Resources Inc of GFL’s 60% stake in the Essakane project located in Burkino Faso;

1.1.6	“Exchange Date” means the date on which the Share Exchange is implemented;

1.1.7	“Exploration Rights Agreement” means the agreement entered into between GFL and Mvela Resources on 9 July 2002 giving Mvela Resources the right to participate in certain exploration projects of the GFL Group;

1.1.8	“Floor Number” means the minimum number of GFL shares to which Mvela Gold would have been entitled, to being 45 000 000 (forty five million) GFL shares;

1.1.9	“GFI-SA” means GFI Mining South Africa (Proprietary) Limited (Registration No. 2002/031431/07), a private company duly incorporated according to the company laws of South Africa;

1.1.10	“GFI-SA loan agreement” means the agreement pursuant to which inter alia Mvela Gold advanced a loan in the amount of R4 139 000 000 (four billion one hundred and thirty nine million rand) to GFI-SA;

1.1.11	“GFI-SA shares” means the GFI shares as defined in the Subscription and Exchange Agreement;

1.1.12	“GFL” means Gold Fields Limited (Registration No. 1968/004880/06) a public company duly incorporated according to the company laws of South Africa;

1.1.13	“GFL Mining” means GFL Mining Services Limited (Registration No. 1997/019961/06), a public company duly incorporated according to the company laws of South Africa;

1.1.14	“GFL Group” shall bear the same meaning as in the GFI-SA Loan Agreement;

1.1.15	“GFL shares” means the ordinary shares in the issued share capital of GFL to be issued by GFL in exchange for delivery by Mvela Gold of the GFI-SA Shares to GFL;

1.1.16	“Mvela Gold” means Mvelaphanda Gold (Proprietary) Limited (Registration No. 2003/013950/07), a private company duly incorporated according to the company laws of South Africa;

1.1.17	“Mvela Resources” means Mvelaphanda Resources Limited (Registration No. 1980/001395/06), a public company duly incorporated according to the company laws of South Africa;

1.1.18	“Parties” means collectively GFL, GFL Mining, GFI-SA, Mvela Gold and Mvela Resources;

1.1.19	“Signature Date” means, when this Agreement has been signed by each Party (whether or not in counterparts), the date on which this Agreement was signed by the last Party to do so;

1.1.20	“Subscription and Exchange Agreement” means the agreement referred to in 2.1.

1.1.21	“Share Exchange” means the share exchange referred to in 2.2.3.

2.	Introduction

2.1	On 11 December 2003 Mvela Gold, GFL Mining and GFL entered into the Subscription and Exchange Agreement.

2.2	The Subscription and Exchange Agreement provides inter alia for:

2.2.1	Mvela Gold to subscribe for the GFI-SA shares on the date on which GFI-SA has discharged all its payment obligations under the GFI-SA loan agreement;

2.2.2	GFI-SA and GFL to be valued using the DCF valuation methodology;

2.2.3	A right for either Mvela Gold or GFL to trigger an exchange of the GFI-SA shares for GFL shares on the terms of the share exchange method set out in the Subscription and Exchange Agreement;

2.2.4	On 17 November 2004 the Parties entered into an Amendment Agreement;

2.2.5	The Amendment Agreement provides inter alia that if the Share Exchange is implemented Mvela Resources will acquire not less than the Floor Number and not more than the Ceiling Number;

2.2.6	In terms of International Accounting Standards the Floor Number and the Ceiling Number is a derivative instrument and is therefore required to be marked to market every quarter and booked through Mvela Resources and GFL’s income statement.

2.2.7	The volatility of the derivative instrument referred to in 2.2.6 concerns Mvela Resources and GFL;

2.2.8	GFL’s acquisition of the South Deep mine and the subsequent introduction of debt into GFI-SA has created volatility in the valuation of GFI-SA and GFL when using the DCF valuation methodology, which volatility is influenced by inter alia life of mine plans, the gold price and the rand/US dollar exchange rate;

2.2.9	Mvela Resources is of the view that as a result of the South Deep transaction the Floor Number and Ceiling Number have to be adjusted pursuant to the Amendment Agreement. GFL does not agree with this view.

2.2.10	In order to eliminate the uncertainty and volatility in respect of the number of GFL shares which Mvela Resources will receive on the implementation of the Share Exchange and to eliminate the requirement to make any alleged adjustment to the Ceiling Number or the Floor Number as a result of the South Deep transaction and subsequent capital raising by GFL, and to reduce the associated volatility on the income statements of GFL and Mvela Resources, the Parties wish to enter into this Agreement.
3.	Agreement

3.1	Notwithstanding anything to the contrary contained elsewhere and irrespective of the DCF valuation methodology or any other valuation methodology, the number of GFL shares which Mvela Resources will receive if the Share Exchange is exercised will be 50 million GFL shares.

3.2	The Parties agree that as at the Signature Date there are no adjustments to be made for any reason to the Floor Number or the Ceiling Number.

3.3	The Parties further record and agree that the Exploration Rights Agreement has terminated and Mvelaphanda Resources has no further rights or obligations in terms of that agreement including but not limited to any right to any of the proceeds from the Essakane Transaction.

4.	General

The provisions of clause 4 – 9 inclusive of the Amendment Agreement are incorporated herein by reference thereto.

Signed at	on	2008.

Witness:	for Gold Fields Limited

duly authorised

Signed at	on	2008.

Witnesses:	for GFL Mining Services Limited

duly authorised

Signed at	on	2008.

Witnesses:	for Mvelaphanda Resources Limited

duly authorised

Signed at	on	2008.

Witnesses:	for GFI Mining South Africa (Proprietary) Limited

duly authorised

Signed at	on	2008.

Witnesses:	for Mvelaphanda Gold (Proprietary) Limited

duly authorised